Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-54612) of HollyFrontier Corporation,

(2)	Registration Statement (Form S-8 No. 333-175428) of HollyFrontier Corporation,

(3)	Registration Statement (Form S-8 No. 333-54612 ) of HollyFrontier Corporation, and

(4)	Registration Statement (Form S-3ASR No. 333-163417) pertaining to the sale of common stock on behalf of a selling stockholder of HollyFrontier Corporation;
of our reports dated February 27, 2013, with respect to the consolidated financial statements of HollyFrontier Corporation and the effectiveness of internal control over financial reporting of HollyFrontier Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/Ernst & Young LLP
Dallas, Texas
February 27, 2013